Exhibit 21.1

SUBSIDIARIES OF EVERBRIGHT DIGITAL HOLDING LIMITED

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage Ownership
Everbright Digital International Limited	British Virgin Islands	June 1, 2023	100%
Hong Kong United Metaverse Limited	Hong Kong	December 31, 2021	100%